UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2017

BIONIK LABORATORIES CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed by Bionik Laboratories Corp. (the “Company”) on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2017, an existing investor (the “Lender”) of the Company, who is an affiliate of Remi Gaston Dreyfus, a director of the Company, loaned $200,000 to the Company (the “$200K Loan”). On December 21, 2017, the Company and the Lender agreed on the terms of the $200K Loan, as evidenced by a convertible promissory note (the “$200K Note”). The $200K Loan is part of a new debt financing of the Company in which the Company is seeking to raise up to $14 million in convertible indebtedness.

The $200K Loan bears interest at a fixed rate of 3% per month, beginning on the Issue Date (as defined in the $200K Note). Interest will be computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on the earlier of: (a) January 31, 2018 and (b) the consummation of a Qualified Financing (as defined in the $200K Note)(the “Maturity Date”).

The $200K Note will be convertible into equity of the Company upon the following events on the following terms:

•	On the Maturity Date without any action on the part of the Lender, the outstanding principal and accrued and unpaid interest under the $200K Note will be converted into shares of New Round Stock (as defined in the $200K Note) based upon a 15% discount to the lesser of (i) (A) the VWAP (as defined in the $200K Note) average of the last 30 days ending on the closing of the Qualified Financing (or, in the event of multiple closings, the lowest VWAP average of the last 30 days ending on each closing of a Qualified Financing) in the event of a Maturity Date referred to in clause (b) of the definition thereof, or (B) the VWAP average of the last 30 days before the Maturity Date in the event of a Maturity Date referred to in clause (a) of the definition thereof, and (ii) $0.18.

•	Upon a Change of Control transaction (as defined in the $200K Note) prior to the Maturity Date, the (a) outstanding principal and (b) accrued and unpaid interest under the $200K Note would, at the election of the holders of a majority of the outstanding principal of the notes, be either (i) payable upon demand as of the closing of such Change of Control transaction or (ii) convertible into shares of the Company’s common stock immediately prior to such Change of Control transaction at a price per share equal to the lesser of (A) the VWAP average of the last 30 days before the date of consummation of the Change of Control, or (B) the per share consideration to be received by the holders of the Company’s common stock in such Change of Control transaction.

The $200K Note contains customary events of default, which, if uncured, entitle the Lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, its $200K Note.

On December 19, 2017, the Lender loaned an additional $400,000 to the Company (the “$400K Loan”) pursuant to the terms of a Promissory Note, dated December 19, 2017 (the “$400K Note”). The $400K Note bears interest at a fixed rate of 1.5% per month, beginning on December 19, 2017. Interest will be computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on the earlier of (i) January 31, 2018 and (ii) the date of receipt of an aggregate of $1,000,000 in loan proceeds to the Company from the sale of a convertible promissory note to a new investor. The $400K Note contains customary events of default, which, if uncured, entitle the Lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the $400K Note.

The Company intends to use the net proceeds from the $200K Loan and the $400K Loan for the Company’s working capital and general corporate purposes.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 2.03 of this Current Report on Form 8-K relating to the issuance of the $200K Note is incorporated by reference herein. The $200K Note and, unless subsequently registered, the shares underlying the $200K Note, will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 26, 2017

BIONIK LABORATORIES CORP.

By:	/s/ Eric Michel Dusseux
Name:	Eric Michel Dusseux
Title:	Chief Executive Officer